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Anchin, Block & Anchin LLP
Accountants and Consultants

1375 Broadway
New York, New York  10018
(212) 840-3456
FAX (212) 840-7066

                                                   March 2, 1999

Mr. Simon Clark
The Street.com, Inc.
2 Rector Street
New York, NY  10006

Dear Simon:

As per our conversation, Anchin, Block & Anchin LLP has resigned as the independent auditors of The Street.com, Inc. ("the company") subsequent to our audit of the 1997 financial statements.

During the course of our engagement as auditors of the company, there were no disagreements with management on significant matters such as application of generally accepted accounting principles, auditing standards, etc.

It is also our understanding that our financial statements will not be utilized in connection with the Company's proposed initial public offering.

We wish you and The Street.com continued success.

If we can be of any additional assistance, please contact me.

                                            Sincerely,

                                            /s/ Jeffrey I. Rosenthal
                                            -----------------------------------
                                            Jeffrey I. Rosenthal,Partner